NEUBERGER & BERMAN INCOME FUNDS

                     PLAN OF REORGANIZATION AND TERMINATION
                     --------------------------------------

        This Plan of Reorganization and Termination ("Plan"), dated as of this 22nd day of December, 1997, is made by Neuberger & Berman Income Funds, a Delaware business trust ("Trust"), on behalf of two segregated portfolios of assets ("series") thereof, Neuberger & Berman Ultra Short Bond Fund ("Target") and Neuberger & Berman Limited Maturity Bond Fund ("Acquiror"). (Target and Acquiror are sometimes referred to herein individually as a "Fund" and collectively as the "Funds.")


                                 R E C I T A L S
                                 ---------------

        A. Each Fund is a feeder fund in a "master/feeder fund structure," pursuant to which (a) Target invests substantially all of its net investable assets in Neuberger & Berman Ultra Short Bond Portfolio ("USB Portfolio"), a subtrust of Income Managers Trust, a New York common law trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act") ("Managers Trust"), and (b) Acquiror invests substantially all of its net investable assets in Neuberger & Berman Limited Maturity Bond Portfolio ("LMB Portfolio"), another subtrust of Managers Trust (USB Portfolio and LMB Portfolio being sometimes referred to herein collectively as the "Portfolios");

        B. The boards of trustees of the Trust and Managers Trust -- in each case, including all of the trustees who are not "interested persons" (as that term is defined in section 2(a)(19) of the 1940 Act) thereof -- approved the transactions described herein (collectively "Reorganization") at a joint meeting thereof held on September 24, 1997 ("Meeting"), respectively finding, in accordance with Rule 17a-8 under the 1940 Act, that the Reorganization is in the best interests of Target, Acquiror, and the Portfolios and that the interests of each such entity's existing shareholders/interestholders will not be diluted as a result of the Reorganization; and

        C. At the time of the Reorganization, Neuberger & Berman Ultra Short Bond Trust ("Target's Sister Fund"), a series of Neuberger & Berman Income Trust that (like Target) invests substantially all of its net investable assets in USB Portfolio, and Neuberger & Berman Limited Maturity Bond Trust, another series of that trust that (like Acquiror) invests substantially all of its net investable assets in LMB Portfolio, will engage in transactions substantially identical to the Reorganization.


                               P R O V I S I O N S
                               -------------------


 1.      BACKGROUND.

         1.1. The Trust is a Delaware business trust duly registered as an open-end management investment company under the 1940 Act, and each Fund is a duly established and designated series thereof.

         1.2. This Plan is intended to be, and is adopted as, a plan of a reorganization described in section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("Code"). As described in paragraph 3, at the Effective Time (as defined in paragraph 5), Target will transfer its assets to Acquiror in exchange solely for voting shares of beneficial interest in Acquiror ("Acquiror Shares") and the assumption by Acquiror of Target's liabilities and then will constructively distribute the Acquiror Shares to the holders of shares of beneficial interest in Target ("Target Shares") in exchange therefor, all upon the terms and conditions set forth herein.


 2.      RELATED TRANSACTIONS.

         2.1. As of the Effective Time, Target shall redeem (I.E., completely withdraw) its interest in USB Portfolio, as permitted under Section 3.5 and
Article VII of Managers Trust's Declaration of Trust. In payment therefor, Target shall receive a distribution in kind of its share of USB Portfolio's net assets -- Managers Trust's board of trustees having determined at the Meeting that, in the event of any such redemption, liquidation of USB Portfolio's investments to pay for such a withdrawal would not be in its best interests -- which assets Target will contribute to LMB Portfolio in exchange for an interest therein ("LMB Portfolio Interest"). (The foregoing transactions are referred to herein collectively as the "Related Transactions.") Simultaneously, Target's Sister Fund likewise shall redeem its interest in USB Portfolio in consideration for a distribution in kind and shall exchange the assets it thus receives for an LMB Portfolio Interest. Promptly upon consummation of the redemptions by Target and Target's Sister Fund of their interests in USB Portfolio, the latter will discharge its remaining liabilities and be terminated as a subtrust of Managers Trust.

         2.2. State Street Bank & Trust Company, the Funds' and Portfolios' custodian and the Funds' transfer agent ("State Street"), shall record all such asset transfers on its records and shall deliver at the Closing (as defined in paragraph 5) (a) a certificate of an authorized officer stating that (1) USB Portfolio's assets held by State Street immediately before, and distributed to Target as part of, the Related Transactions are held by LMB Portfolio at the Effective Time and (2) all necessary taxes in conjunction with the transfer of those assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made and (b) a schedule of those assets as of the Effective Time, setting forth for all portfolio securities included therein their adjusted tax basis and holding period by lot.


 3.      THE REORGANIZATION.

         3.1. At the time of the Related Transactions, Target shall assign, sell, convey, transfer, and deliver to Acquiror all of its assets described in paragraph 3.2 ("Assets"). In exchange therefor, Acquiror shall

                (a) issue and deliver to Target the number of full and fractional Acquiror Shares determined by dividing the net asset value ("NAV") of Target (computed as set forth in paragraph 4.1) by the NAV per Acquiror Share (computed as set forth in paragraph 4.2), and

                (b) assume all of Target's  liabilities  described  in paragraph
        3.3 ("Liabilities").

         (Target's assets and liabilities shall be determined in accordance with the Trust's Trust Instrument.) Such transactions shall take place at the Closing.

         3.2. The Assets shall include, without limitation, all cash, cash equivalents, securities (including Target's LMB Portfolio Interest), receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target's books, and other property owned by Target at the Effective Time.

         3.3. The Liabilities shall include (except as otherwise provided herein) all of Target's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in this Plan, including Target's share of the expenses described in paragraph 7. Notwithstanding the foregoing, Target shall use its best efforts, to the extent practicable, to discharge all of its known Liabilities prior to the Effective Time.

         3.4. At or immediately before the Effective Time, Target shall declare and pay to its shareholders a dividend and/or other distribution in an amount large enough so that it will have distributed substantially all (and in any event not less than 90%) of its investment company taxable income (computed without regard to any deduction for dividends paid) and substantially all of its realized net capital gain, if any, for the current taxable year through the Effective Time.

         3.5. At the Effective Time (or as soon thereafter as is reasonably practicable), Target shall constructively distribute the Acquiror Shares received by it pursuant to paragraph 3.1(a) to Target's shareholders of record, determined as of the Effective Time (collectively "Shareholders" and individually a "Shareholder"), in exchange for their Target Shares. Such distribution shall be accomplished by State Street's opening accounts on Acquiror's share transfer books in the Shareholders' names and transferring such Acquiror Shares thereto. Each Shareholder's account shall be credited with the respective PRO RATA number of full and fractional (rounded to the third decimal place) Acquiror Shares due that Shareholder. All outstanding Target Shares, including any represented by certificates, shall simultaneously be canceled on Target's share transfer books. Acquiror shall issue certificates representing the Acquiror Shares in connection with the Reorganization only to shareholders whose Target shares were represented by certificates.

         3.6. As soon as reasonably practicable after the distribution described in the preceding paragraph, Target shall be terminated as a series of the Trust and any further actions shall be taken in connection therewith as required by applicable law and the Trust's Trust Instrument.

         3.7. Any transfer taxes payable upon issuance of Acquiror Shares in a name other than that of the registered holder on Target's books of the Target Shares constructively exchanged therefor shall be paid by the person to whom such Acquiror Shares are to be issued, as a condition of such transfer.


 4.   VALUATION.

         4.1. For purposes of paragraph 3.1(a), Target's NAV shall be (a) the value of the Assets computed as of the close of regular trading on the New York Stock Exchange ("NYSE") (currently 4:00 p.m., Eastern time) on the date of the Closing ("Valuation Time"), using the valuation procedures set forth in Target's then-current prospectus and statement of additional information, less (b) the amount of the Liabilities as of the Valuation Time.

         4.2. For purposes of paragraph 3.1(a), the NAV per share of Acquiror Shares shall be computed as of the Valuation Time, using the valuation procedures set forth in Acquiror's then-current prospectus and statement of additional information as filed in its registration statement on Form N-1A.

         4.3. All computations pursuant to paragraphs 4.1 and 4.2 shall be made by State Street, using (insofar as practicable) prices provided by outside pricing services approved by Managers Trust's board of trustees.


 5. CLOSING AND EFFECTIVE TIME. The Reorganization, together with related acts necessary to consummate it ("Closing"), shall occur at the Trust's principal office on February 27, 1998, or at such other place and/or on such other date as the Trust's officers may determine. All acts taking place at the Closing shall be deemed to take place simultaneously at the Valuation Time or at such other time as the Trust's officers may determine ("Effective Time"). If, immediately before the Valuation Time, trading or the reporting of trading on the NYSE or elsewhere is disrupted, so that accurate appraisal of Target's NAV and the NAV per Acquiror Share is impracticable, the Effective Time shall be postponed until the first business day after the day when such trading shall have been fully resumed and such reporting shall have been restored.


6. CONDITIONS. Each Fund's obligations hereunder are subject to satisfaction of each condition indicated in this paragraph as being applicable to it either at the time stated therein or, if no time is so stated, at or before the Effective
Time:

         6.1.   Conditions to Each Fund's Obligations:
                --------------------------------------

                6.1.1. The Related Transactions shall have been consummated;

               6.1.2. The fair market value of the Acquiror Shares, when received by the Shareholders, will be approximately equal to the fair market value of their Target Shares constructively surrendered in exchange therefor;

               6.1.3. The Trust's management (a) is unaware of any plan or intention of Shareholders to redeem or otherwise dispose of any portion of the Acquiror Shares to be received by them in the Reorganization and
        (b) does not anticipate dispositions of those Acquiror Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company. Consequently, the Trust's management expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS. Nor does the Trust's management anticipate that there will be extraordinary redemptions of Acquiror Shares immediately following the Reorganization;

                6.1.4. The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

                6.1.5. Immediately following consummation of the Reorganization, Acquiror (directly or through LMB Portfolio) will hold substantially the same assets and be subject to substantially the same liabilities that Target (directly or through USB Portfolio) held or was subject to immediately prior thereto, in addition to the assets and liabilities Acquiror held immediately before the Reorganization, plus any liabilities and expenses of the parties incurred in connection with the Reorganization;

                6.1.6. The fair market value on a going concern basis of the Assets will equal or exceed the Liabilities to be assumed by Acquiror and those to which the Assets are subject;

               6.1.7. There is no inter-series indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

               6.1.8. Pursuant to the Reorganization, Target will transfer to Acquiror, and Acquiror will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. For the purposes of this representation, any amounts used by Target to pay its Reorganization expenses and redemptions and distributions made by it immediately before the Reorganization (except for (a) distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982 of the Code and (b) redemptions not made as part of the Reorganization) will be included as assets thereof held immediately before the Reorganization;

               6.1.9. Immediately after the Reorganization, the Shareholders will not own shares constituting "control" of Acquiror within the meaning of section 304(c);

               6.1.10. The Trust and Managers Trust shall have received an opinion of Kirkpatrick & Lockhart LLP, their counsel ("Counsel"), addressed to and in form and substance satisfactory to them, as to the federal income tax consequences mentioned below ("Tax Opinion"). In rendering the Tax Opinion, Counsel may assume satisfaction of all the conditions set forth in this paragraph 6 (and may treat them as representations by the Trust and Managers Trust to Counsel) and may rely, as to any factual matters, exclusively and without independent verification, on such representations and any other representations made to Counsel by responsible officers of the Trust. The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein, for federal income tax purposes:

                      6.1.10.1. Acquiror's acquisition of the Assets in exchange solely for Acquiror Shares and Acquiror's assumption of the Liabilities, followed by Target's distribution of those shares to the Shareholders constructively in exchange for their Target Shares, will constitute a reorganization within the meaning of section
           368(a)(1)(C) of the Code, and each Fund will be "a party to a reorganization" within the meaning of section 368(b) of the Code;

                      6.1.10.2. No gain or loss will be recognized to Target on the transfer to Acquiror of the Assets in exchange solely for Acquiror Shares and Acquiror's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

                      6.1.10.3. No gain or loss will be recognized to Acquiror on its receipt of the Assets in exchange solely for Acquiror Shares and its assumption of the Liabilities;

                      6.1.10.4. Acquiror's basis for the Assets will be the same as the basis thereof in Target's hands immediately before the Reorganization, and Acquiror's holding period for the Assets will include Target's holding period therefor;

                      6.1.10.5. A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiror Shares pursuant to the Reorganization; and

                       6.1.10.6. A Shareholder's basis for the Acquiror Shares to be received by it in the Reorganization will be the same as the basis for its Target Shares to be constructively surrendered in exchange for those Acquiror Shares, and its holding period for those Acquiror Shares will include its holding period for those Target Shares, provided they are held as capital assets by the Shareholder at the Effective Time.

        Notwithstanding subparagraphs 6.1.10.2 and 6.1.10.4, the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting;

                6.1.11. The Trust and Managers Trust shall have received any no-action assurance from the Securities and Exchange Commission ("SEC") deemed necessary by counsel with respect to section 17(a) of the 1940 Act;

                6.1.12. All necessary filings shall have been made with the SEC and state securities authorities, and no order or directive shall have been received that any other action is required to permit the parties to carry out the transactions contemplated hereby. The registration statement on Form N-14 relating to the Acquiror Shares issuable hereunder shall have become effective under the Securities Act of 1933, no stop orders suspending the effectiveness thereof shall have been issued, and the SEC shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act; and

                6.1.13. Each Fund shall have taken or caused to be taken all actions, and shall have done or caused to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.

         6.2.   Conditions to Acquiror's Obligations:
                -------------------------------------

                6.2.1. At the Closing, Target will have good title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets to Acquiror free of any liens or other encumbrances; and upon delivery and payment for the Assets, Acquiror will acquire good and marketable title thereto;

               6.2.2. The Liabilities were incurred by Target in the ordinary course of its business;

               6.2.3. Target is a "fund" as defined in section 851(g)(2) of the Code; it qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

               6.2.4. Target is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of section 368(a)(3)(A) of the Code;

                6.2.5. Not more than 25% of the value of the total assets held by Target, directly or through USB Portfolio (excluding cash, cash items, and U.S. government securities), is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers; and

                6.2.6.   Target  will  be   terminated  as  soon  as  reasonably
        practicable after the Reorganization, but in all events within six months after the Effective Time.

         6.3.   Conditions to Target's Obligations:
                -----------------------------------

                6.3.1.  No   consideration   other  than  Acquiror  Shares  (and
        Acquiror's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

               6.3.2. The Acquiror Shares to be issued and delivered to Target hereunder will, at the Effective Time, have been duly authorized and, when issued and delivered as provided herein, will be duly and validly issued and outstanding shares of Acquiror, fully paid and non-assessable. Except as contemplated by this Plan, Acquiror does not have outstanding any options, warrants, or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into any of its shares;

               6.3.3. Acquiror is a "fund" as defined in section 851(g)(2) of the Code; it qualified for treatment as a RIC for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; Acquiror intends to continue to meet all such requirements for the next taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it;

               6.3.4. Acquiror has no plan or intention to issue additional Acquiror Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiror have any plan or intention to redeem or otherwise reacquire any Acquiror Shares issued to the
        Shareholders pursuant to the Reorganization, other than through redemptions arising in the ordinary course of that business;

               6.3.5. Acquiror (directly or through LMB Portfolio) (a) will actively continue Target's business in substantially the same manner that Target conducted that business (directly or through USB Portfolio) immediately before the Reorganization, (b) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (c) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

               6.3.6. There is no plan or intention for Acquiror to be dissolved or merged into another corporation or business trust or any "fund" thereof (within the meaning of section 851(g)(2) of the Code) following the Reorganization;


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


                6.3.7. Immediately after the Reorganization, (a) not more than 25% of the value of the total assets held by Acquiror, directly or through LMB Portfolio (excluding cash, cash items, and U.S. government securities), will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers; and

                6.3.8. Acquiror does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it at any time during the past five years directly or indirectly owned, any Target Shares.


7. EXPENSES. Except as otherwise provided herein, all expenses incurred by the Funds in connection with the transactions contemplated by this Plan (whether or not they are consummated) will be borne by the Funds proportionately, as follows: each such expense will be borne by the Funds in proportion to their respective net assets as of the close of business on the last business day of the month in which such expense was incurred. Such expenses include (a)
expenses incurred in connection with entering into and carrying out the provisions of this Plan, (b) expenses associated with preparing and filing with the SEC a registration statement on Form N-14 relating to the Acquiror Shares issuable hereunder, and any supplement or amendment thereto, including therein a prospectus/information statement ("Prospectus"), (c) registration or qualification fees and expenses of preparing and filing such forms as are necessary under applicable state securities laws to qualify such Acquiror Shares in each state in which Target's shareholders are resident as of the date of the mailing of the Prospectus to them, (d) expenses incurred in connection with obtaining no-action assurance from the SEC referenced in subparagraph 6.1.11,
(e) printing and postage expenses, and (f) legal and accounting fees.


8. TERMINATION. The Trust's board of trustees may terminate this Plan and abandon the Reorganization at any time prior to the Closing if circumstances develop that, in the trustees' judgment, make proceeding with the Reorganization inadvisable for either Fund.

9. GOVERNING LAW. This Plan shall be construed in accordance with the internal laws of the State of Delaware; provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.


        IN WITNESS WHEREOF, Neuberger & Berman Income Funds has caused this Plan to be executed and delivered on behalf of each Fund by its duly authorized officers as of the day and year first written above.

Attest:
                                    NEUBERGER & BERMAN INCOME FUNDS



/s/ Claudia A. Brandon            By: /s/ Theodore P. Giuliano
-------------------------             ---------------------------------
Claudia A. Brandon                Title: President